SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
                    AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 4)


                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   423501 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Mark A. Weiss, Esq.
                           Keating, Muething & Klekamp
                       One East Fourth Street, 18th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6599
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                September 3, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

                       (Continued on the following pages)

 CUSIP No. 423501 105                  13D                     Page 2 of 6 Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jerry L. Ruyan
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                    (b)

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]


--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES              --------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      142,327
         REPORTING            --------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                      72,827
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,327
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [ ]
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                 13D                      Page 3 of 6 Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           William P. Hales
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]
                                                                   (b)

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)


--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES              --------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      142,327
         REPORTING            --------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                      49,500
                              --------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,327
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [ ]
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 423501 105                 13D                       Page 4 of 6 Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas A. Donelan
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)    [X]
                                                               (b)

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES              --------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      142,327
         REPORTING            --------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     10,000
                              --------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,327
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                [ ]

          1.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                13D                       Page 5 of 6 Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher P. Hendy
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   [X]
                                                               (b)

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES              --------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      142,327
         REPORTING            --------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     10,000
                              --------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,327
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            [ ]
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 4 to Schedule 13D is being filed solely to amend Item 5 as follows.

Item 5.  Interest in Securities of Issuer.

     The following is a list of all transactions in the Common Stock of Hemagen since the filing of Amendment No. 2. This list includes recent purchases by Mr. Donelan and Mr. Hendy.


     (i) Jerry L. Ruyan


    Date         Transaction        Number of Shares          Price Per Share
----------       -----------        ----------------          ---------------
   9/3/99            Sale               10,000                       2-11/32

   9/3/99            Sale               10,000                       2-9/32

   9/3/99            Sale               10,000                       2-1/4

   9/3/99            Sale               19,900                       2-3/16

   9/3/99            Sale               20,000                       2-3/8

   9/3/99            Sale               20,000                       2-5/16

   9/3/99            Sale               15,000                       2.01

   9/3/99            Sale              136,627                       2.01

   9/3/99            Sale                  500                       2.31250

   9/3/99            Sale                8,000                       2.18750

   9/3/99            Sale                6,900                       2.21870

   9/3/99            Sale               15,000                       2.15620

   9/3/99            Sale                  500                       2.28120
                                       -------
                                       272,427


(ii) William P. Hales


    Date         Transaction        Number of Shares          Price Per Share
----------       -----------        ----------------          ---------------

   9/3/99           Sale                  180,700                    2.04

   9/3/99           Sale                   19,400                    2.04
                                          -------
                                          200,100

(iii) Thomas A. Donelan


    Date         Transaction        Number of Shares          Price Per Share
----------       -----------        ----------------          ---------------


  9/3/99            Sale                   5,000                     2-9/32

  9/3/99            Sale                  30,100                      2-1/4

  9/3/99            Sale                   9,000                     2-7/16

  9/3/99            Sale                   2,000                      2-3/8

  9/3/99            Sale                   4,000                     2-5/16

  9/9/99          Purchase                10,000                      1-1/4
                                          ------
                                          40,100 (net sold)


(iv) Christopher P. Hendy



    Date         Transaction        Number of Shares          Price Per Share
----------       -----------        ----------------          ---------------

  9/3/99             Sale                25,000                     2-3/8

  9/3/99             Sale                 9,900                     2-13/32

  9/3/99             Sale                 5,100                     2-3/16

  9/9/99           Purchase              10,000                     1-1/4
                                         ------
                                         30,000 (net sold)



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and believe, we certify that the information set forth in this statement is true, complete and correct.

Dated: September 10, 1999             *
                                       -----------------------------------------
                                                     Jerry L. Ruyan

                                      *
                                       -----------------------------------------
                                                     William P. Hales

                                      *
                                       -----------------------------------------
                                                     Thomas A. Donelan

                                      *
                                       -----------------------------------------
                                                     Christopher P. Hendy


                                      *By:   /s/Mark A. Weiss
                                          --------------------------------------
                                                 Mark A. Weiss
                                                 Attorney-in-Fact